Exhibit 10.40

TO: Meir Sperling

From: Dan Bodner

Subject: Employment Offer

Date: 2000–08–30

Comverse Infosys is pleased to offer you the following employment agreement based on several meetings and discussions that were held since the beginning of this year:

1.	Your title will be Managing Director of Comverse Infosys (Israel) and President of Telecom Network Division (worldwide). As a senior member of the top management team you will carry additional responsibilities as agreed upon from time to time.

2.	Your base salary will be 56,000 shekels per month.

3.	Your bonus includes 40,000 options of Comverse Technology (CMVT) at a price of $76.125, vested over 4 years according to the company’s option plan. Annual cash bonus may be paid at the end of each fiscal year based on the company’s performance and at the company’s discretion.

4.	Your equity includes 300,000 options of Comverse Infosys, Inc at a price of $1.35, vested over 4.5 years starting March 15, 2000 with 25% of the options vesting on September 15, 2001 and each 25% increment at the anniversary thereof. An option agreement will be provided to you within 30 days from your starting date based on the company’s employee stock option plan.

5.	You will be entitled to using a company car such as Mazda 626 or equivalent.

6.	You will be entitled to all standard company benefits at the maximum level (details to be discussed).

7.	Employemnt termination will occur on a mutual notice of 90 days. In case the company decides to terminate within the first year of employment, the employee will not be required to work during the 90 days notice period and the employee will be paid for the notice period and for additional 90 days.

8.	Attached please find our standard Employee Confidentiality Agreement.

9.	Employment start date is September 17, 2000.

/s/ Meir Sperling

/s/ Dan Bodner